As filed with the Securities and Exchange Commission on January 13, 1998
                                            Registration File No.      333-44161
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                        Post-Effective Amendment No. 1 to

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------

                              PSB BANCGROUP, INC.
                 (Name of small business issuer in its charter)

             Florida                        6712                59-3454146
-------------------------      ----------------------------  ----------------

(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                             500 South First Street
                            Lake City, Florida 32025
                                 (904) 754-0002


                        ---------------------------------
                          (Address and telephone number
                         of principal executive offices)

                                Robert W. Woodard
                      President and Chief Executive Officer
                             500 South First Street
                            Lake City, Florida 32025
                                 (904) 754-0002

            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              Copies Requested to:
               Herbert D. Haughton, Esq. or A. George Igler, Esq
                             Igler & Dougherty, P.A.
                              1501 Park Avenue East
                           Tallahassee, Florida 32301
                                 (850) 878-2411

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    CALCULATION OF REGISTRATION FEE
==================================================================================================
        Title of                             Proposed       Proposed
       each class             Amount          maximum        maximum
     of securities             to be         offering       aggregate        Amount of
     to be registered       registered(1)      price      offering price   registration fee
==================================================================================================

Common Stock $.01 par value  1,200,000       $9.00(2)    $10,800,000(3)       $3,186.00
Warrants                       600,000       $0.00          $0                    $0.00
Units                          600,000       $9.00          $0                    $0.00(4)
==================================================================================================

(1) Common Stock ("Shares") and Warrants are to be issued during the Offering Period in Units. Units will contain one Share and one Warrant to purchase one additional share of Common Stock. Units will not be issued or certificated, Shares and Warrants will be issued and certificated separately. The minimum number of Units which may be purchased is 500 Units.

(2) Maximum purchase price of stock to be issued pursuant to the Warrants registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per Share.

(4) Fee for Units has been included in the $3,186.00 registration fee for Common Stock.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                               PSB BANCGROUP, INC.

                                SUPPLEMENT NO. 1
                        TO PROSPECTUS DATED JUNE 7, 1998


  PSB BancGroup began offering its shares to the public on June 7, 1998. The initial offering period expired on September 7, 1998, unless we extended the period for up to an additional 90 days. Prior to September 7, 1998, our board of directors extended the offering to December 7, 1998. We did so in order to have additional time to sell the minimum number of shares. As of the date of this supplement, we still have not sold the minimum number of shares required to break escrow. We are approximately $1.5 million short of the approximately $4,325,000 needed. In accordance with the terms of the offering, if the minimum number of shares has not been sold by December 7, 1998, the offering will terminate.

  We have the corporate authority to extend the offering beyond the original 180 day period. To do so, however, we must return subscription funds received during the offering, promptly after the expiration of the offering, unless subscribers notify us in writing prior to the expiration date of December 7, 1998, that they wish to reaffirm their original subscription.

  Our board of directors voted on November 24, 1998, to amend our Registration Statement No. 333-44161, to extend the offering for a period of six months from December 7, 1998 or until June 7, 1999, in order to sell the minimum number of required shares. The board also voted to direct our management to provide each subscriber with a copy of this prospectus supplement along with a Rescission Offer Form. Any subscriber who has not executed and returned a Rescission Offer Form to us by the close of business December 7, 1998, will receive, on or about December 10, 1998, a refund of their subscription funds.

  The organizers and proposed directors have indicated that they may be willing to subscribe for up to 50% of the minimum units in the offering if necessary to help PSB achieve the minimum subscription level necessary to release subscription funds from escrow. Any units purchased by these individuals in excess of their original indications will be purchased for investment and not with a view to resell such units. Because purchases by these persons may be substantial, investors should not place any reliance on the sales of a specified minimum offering amount as an indication of the merits of this offering or that such a person's investment decision is shared by unaffiliated investors. Any additional units purchased by organizers will be on the same terms and conditions as all subscribers.

  We have incurred approximately $368,000 in total organizational expenses through September 30, 1998, and will continue to incur such expenses at the rate of approximately $23,000 per month until the minimum amount of shares needed is sold in order to break escrow. Included with this supplement are our unaudited financial statements for the nine months ended September 30, 1998.



                The date of this supplement is November 30, 1998.

                                RESCISSION OFFER


     [PSB BancGroup, Inc. logo]

--------------------------------------------------------------------------------

PSB BancGroup, Inc. has amended the terms of its common stock offering as disclosed in the Prospectus supplement dated June 8, 1998. PSB considers the amendment to be a material change in the offering and, therefore, will automatically refund the subscription proceeds that have been received prior to the date of the supplement with interest unless a subscriber addresses otherwise. A subscriber who does not want to rescind his or her subscription may do so by signing and returning this form by mail to PSB at the address below or by facsimile to (904) 754-0919. This Rescission Offer Form must be received by PSB no later than 5:00 p.m., local time, on or before December 7, 1998, in order for us to be able to retain your original stock subscription.

     The undersigned hereby acknowledges that I/we do not wish to rescind my/our subscription agreement for ____________ shares of PSB common stock.

     By signing below, the undersigned accepts the amendment to extend the offering as disclosed in the supplement, receipt of which is hereby acknowledged, and authorizes the escrow agent, the Independent Bankers Bank of Florida, to retain the subscription funds deposited on my/our behalf, until receipt by the escrow agent of certification that the offering conditions have been met or the offering has terminated.

     The undersigned acknowledges that he/she/we understand(s) the meaning and consequences of the authorization granted and he/she/we hereby agree(s) to indemnify and hold harmless the escrow agent from and against any and all loss, damage, or liability due to or resulting from the proper transfer of my/our subscription funds to PSB in accordance with the offering terms as amended.


Total Number of Original Shares: ___________ At $9.00 per share = $ ____________


Name:  _____________________________________


Name:  _____________________________________


Signed this _____ day of ________________, 1998.


                                             ___________________________________
                                             Subscriber

                                             ___________________________________

                                             Subscriber


  Please return this Rescission Offer Form in the enclosed self-addressed and stamped envelope or by facsimile at (904) 754-0919 before December 7, 1998.
--------------------------------------------------------------------------------
              Post Office Box 2199, Lake City, Florida 32056-2199

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                        Page
                                                                        ----

Balance Sheet at September 30, 1998 (unaudited). . . . . . . . . . . . .F-2

Statement of Operations for the Period from January 1, 1998 to
    September 30, 1998 (unaudited) . . . . . . . . . . . . . . . . . . .F-3

Statement of Changes in Stockholders' Equity (Deficit)
    for the Period from January 1, 1998 to September 30, 1998
    (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-4

Statement of Cash Flows for the Period from January 1, 1998 to
    September 30, 1998 (unaudited) . . . . . . . . . . . . . . . . . . .F-5

Notes to Financial Statements as of September 30, 1998 (unaudited)
    and for the Period from January 1, 1998 to September 30,
    1998 (unaudited) . . . . . . . . . . . . . . . . . . . . . . .F-6 - F-7



All schedules have been omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                                  Balance Sheet


                                                                  September 30,
                                                                  -------------
                                                                       1998
                                                                       ----
                                                                    (unaudited)
  Assets

Cash ...........................................................   $   2,760
Other assets ...................................................       6,700
                                                                   ---------

    Total ......................................................   $   9,460
                                                                   ---------

  Liabilities and Stockholders' Deficit

Line of credit .................................................     200,000
                                                                   ---------

Commitments (Note 4)

Stockholders' deficit:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized, none issued and outstanding ....................        --
  Common stock, $.01 par value, 8,000,000 shares
    authorized, 3,942 shares issued and outstanding ............          40
  Additional paid-in capital ...................................     177,350
  Accumulated deficit ..........................................    (367,930)
                                                                   ---------

    Total stockholders' deficit ................................    (190,540)
                                                                   ---------

    Total ......................................................   $   9,460
                                                                   ---------







See Accompanying Notes to Financial Statements.

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                             Statement of Operations


                                                     Period from
                                                      January 1,
                                                       1998 to
                                                    September 30,
                                                    -------------
                                                        1998
                                                        ----
                                                     (unaudited)

Interest income. . . . . . . . . . . . . . . . . $          467

Organizational expenses. . . . . . . . . . . . . . . . .273,884
                                                     ---------

  Net loss . . . . . . . . . . . . . . . . . . . . . $(273,417)
                                                     ---------































See Accompanying Notes to Financial Statements.

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

             Statement of Changes in Stockholders' Equity (Deficit)

          Period from January 1, 1998 to September 30, 1998 (unaudited)




                                                                                              Total
                                                                    Additional            Stockholders'
                                                          Common     Paid-In  Accumulated     Equity
                                                           Stock     Capital    Deficit      (Deficit)
                                                           -----     -------    -------      ---------

Balance at December 31, 1997 .........................   $     40    177,350    (94,513)     82,877

Net loss (unaudited) .................................       --         --     (273,417)   (273,417)
                                                         --------    -------    -------      ------

Balance at September 30, 1998 (unaudited)  ...........   $     40    177,350   (367,930)   (190,540)
                                                         --------    -------    -------      ------
















See Accompanying Notes to Financial Statements.



                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                             Statement of Cash Flows

                                                                                  Period from
                                                                                  January 1,
                                                                                     1998 to
                                                                                 September 30,
                                                                                 -------------
                                                                                     1998
                                                                                     ----
                                                                                 (unaudited)
Cash flows used in administrative activities during the development stage:
  Net loss ....................................................................   $(273,417)
  Adjustments to reconcile net loss to net cash
    used by administrative activities during the
    development stage-
    Increase in other assets ..................................................      (1,665)
                                                                                  ---------

      Net cash used in administrative activities
        during the development stage ..........................................    (275,082)
                                                                                  ---------

Cash flows from financing activities-
  Proceeds from line of credit ................................................     200,000
                                                                                  ---------

Net decrease in cash ..........................................................     (75,082)

Cash at beginning of period ...................................................      77,842
                                                                                  ---------

Cash at end of period .........................................................   $   2,760
                                                                                  ---------

Supplemental disclosures of cash flow information- Cash paid during period for:
  Interest ....................................................................   $   5,513
                                                                                  ---------

  Income taxes ................................................................   $    --
                                                                                  ---------











See Accompanying Notes to Financial Statements.

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

                         September 30, 1998 (unaudited)


(1)  Summary of Significant Accounting Policies
  General. The accompanying financial statements at September 30, 1998 and for the nine-month period then ended is unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the financial statements have been included. All such adjustments are of a normal recurring nature. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results which may be expected for the entire year.

    PSB BancGroup, Inc. (the "Company") was incorporated on June 30, 1997 in the State of Florida. The Company has applied for and obtained approval from the Board of Governors of the Federal Reserve System ("Board of Governors") to become a one-bank holding company and plans to acquire 100% of the outstanding shares of Peoples State Bank (the "Bank"), which is planned to be incorporated and organized in Lake City, Florida. The operations of the Company, which initially are intended to consist solely of the ownership of the Bank, have not commenced as of September 30, 1998. Therefore, with the exception of organizational costs which are being expensed when incurred, accounting policies have not been established. The Company has adopted a fiscal year end of December 31.

  Estimates.   The  preparation  of  financial  statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Common Stock Offering. As of September 30, 1998, the Company has sold 3,942 shares of common stock to its organizers for an aggregate of $177,390. Such shares will be converted by the organizers into unregistered shares on a one share for five shares basis at the time the conditions of the offering have been met. In addition the organizers will receive five warrants for each share converted. Each warrant entitles the holder to purchase one share of common stock at $ 9 per share.

  Impact of New Accounting  Principle.  On January 1, 1998, the Company  adopted
    Statement of Financial Accounting Standards 130 - Reporting Comprehensive Income which establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company has no items of other comprehensive income therefore a statement of comprehensive income is not presented.

(2)  Organization
  OnOctober 1, 1997, the Organizers of the Company filed an application for authority to organize a state-chartered bank with the Comptroller of the State of Florida, Department of Banking and Finance which was approved on January 21, 1998. The approval of this application contained certain conditions. These conditions include, among other things, the establishment of total capital accounts of not less than $4,050,000 with not less than $2,100,000 allocated to common capital, after all organizational and preopening expenses, and the approval by the Board of Governors of the Federal Reserve System of the Company's application to acquire the stock of the Bank as a registered bank holding company.

                                                                     (continued)

                               PSB BANCGROUP, INC.
                          (A Development Stage Company)

                    Notes to Financial Statements, Continued


(3)  Related Parties
  The Company has  appointed  one of its  Organizers  as the President and Chief
    Executive Officer of the Company.

(4)  Commitments
  The Company has entered into a purchase agreement dated October 20, 1997 to purchase a parcel of land for $170,000. The Bank intends to construct its main office at this location. The Company closed on the purchase of this property on October 30, 1998. The purchase was financed with a loan from a financial institution for $165,000. Interest on the loan is payable quarterly at prime +1% with principal due in October, 1999.

    Currently the Company is leasing an office trailer for $1,100 per month. This lease expires in April, 1999 and management is currently negotiating for a six to nine month extension.

(5)  Sale of Common Shares and Warrants
  The Company  plans to offer a total of 600,000  shares of its common  stock to the public. (1) During the offering period shares will be included in units with a unit consisting of one share of common stock and one purchase warrant. The price per unit is expected to be $9. A total of 600,000 units will be offered for sale. Each warrant entitles the holder thereof to purchase one share of additional common stock for $9 per share during the 48 month period following the effective date of the warrant certificate. (2) After the sale of 600,000 units has been completed, 600,000 shares will be available to holders of the warrants. However there can be no assurance given that any of the warrants will be exercised. The Company expects to incur approximately $26,000 in offering costs relating to this sale.

(6)  Incentive Stock Option Plan
  The Company's  Board of Directors  has adopted an Incentive  Stock Option Plan
    ("Plan"). The Plan will be contingent upon approval by the Company's shareholders. The Plan will provide for the grant of options at the discretion of a committee designated by the Board of Directors to administer the Plan. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time following a vesting period and prior to their expiration in accordance with the terms of the Plan. The Company's president's and the Bank's president's proposed Employment Contracts contain a provision whereby they will be granted an option to purchase 10,000 shares each of the Company's common stock under this Plan.

(7)  Line of Credit
  In1998, the Company obtained a line of credit of $250,000 from a financial institution at an interest rate of Prime +1%.The line is guaranteed by the Company's board of directors. At September 30, 1998, there was $200,000 outstanding under this line of credit.

Exhibits Schedule

  The following exhibits are filed as part of this Registration Statement:

      Exhibit
      Number                                      Description of Exhibit
      ------                                      ----------------------

      *3.1  Articles of Incorporation of the Company (Appendix A to Prospectus)

      *3.2  By-Laws of the Company

      *4.1  Specimen Common Stock Certificate

      *4.2  Specimen Warrant Certificate

      *4.3 Escrow Agreement with Independent Bankers' Bank of Florida (Appendix B of Prospectus)

      *4.4  Warrant Plan adopted by the Company on January 9, 1998

      *4.5 Amended and Restated Warrant Plan adopted by the Company on March 25, 1998

      *5.1  Opinion of Igler & Dougherty, P.A.

      *10.1 Employment Agreement between the Company and Robert W. Woodard

      *10.2 Land Purchase Agreement

      *10.3 Addendum to Land Purchase Agreement

      *10.4 Amended  Employment  Agreement  between  the  Company  and Robert W.
            Woodard

      *23.1 Consent of Igler & Dougherty, P.A., included in the Opinion Letter

      23.2  Consent of Hacker, Johnson, Cohen & Grieb

      *24 Power of Attorney (included in signature page to this Registration Statement)

      27    Financial Data Schedule

-----------------------------------
* Denotes previously EDGAR filed as part of this Registration Statement, File No. 333-44161

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post effective amendment No. 1 to Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of November, 1998.

                                   PSB BANCGROUP, INC.


             By:    /s/ Robert W. Woodard
                    ---------------------
                        Robert W. Woodard
                        President, Chief Executive Officer and
                        Principal Accounting Officer


 Pursuant to the requirements of the Securities Act of 1933, this post effective amendment No. 1 to Form SB-2 registration statement No. 333-44161 has been signed by the following person in the capacities and as of the dates indicated:

     Signature                                   Title                           Date
     ---------                                   -----                           ----
                                      Director                             November ___, 1998
-----------------------------
   John W. Burns, III

  *  /s/ Robert W. Woodard            Director                             November 25, 1998
-----------------------------
   Robert M. Eadie                    President and Chief Financial Officer

  *  /s/ Robert W. Woodard            Director                             November 25, 1998
-----------------------------
   Shilpa U. Mhatre

  *  /s/ Robert W. Woodard            Director                             November 25, 1998
-----------------------------
   Alton C. Milton, Sr.               Chairman of the Board

  *  /s/ Robert W. Woodard            Director                             November 25, 1998
-----------------------------
   Alton C. Milton, Jr.

  *  /s/ Robert W. Woodard            Director                             November 25, 1998
-----------------------------
   Andrew T. Moore

      /s/ Robert W. Woodard           Director, President                  November 25, 1998
-----------------------------
   Robert W. Woodard                  and Chief Executive Officer



   * Pursuant to Power of Attorney filed January 13, 1998, authorizing Robert W. Woodard and Alton C. Milton, Sr., or either of them, as the true and lawful attorneys-in-fact to sign all amendments to the Form SB-2 Registration Statement.